COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                   EXHIBIT 12.1
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands)




                                                      THREE MONTHS ENDED
                                                        MARCH 31, 1999
                                                      ------------------
EARNINGS:
  Income from continuing operations
     before income taxes ..........................   $         9,024

ADD:
  (a) Fixed charges ...............................            23,434

DEDUCT:
  (a) Interest capitalized during year ............                --
                                                      ------------------
Earnings, for computation purposes ................   $        32,458
                                                      ==================


FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized   $        23,176
  Portion of rents representative of the
     interest factor ..............................               226
  Amortization of debt expense ....................                32
                                                      ------------------
Fixed charges, for computation purposes ...........   $        23,434
                                                      ==================

RATIO OF EARNINGS TO FIXED CHARGES ................              1.39X